                                                                    Exhibit 10.9

                       [GRAPHIC OF TWENTY RUPEES OMITTED]

                                  [ILLEGIBLE]

                                                        22 OCT 1999
                                                        ICICI LIMITED
                                                        ICICI 1 TOWERS
                                                        Bandra-Kurla Complex
                                                        Mumbai - 400 051 (India)

                            SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement") dated this 28th day of December, 1999 between:

WIPRO LIMITED, a company incorporated under the Companies Act, 1956 having its registered office at 10th Floor, Du Parc Trinity, 17, M.G. Road, Bangalore 550 001 (hereinafter referred to as the "SELLER", which expression shall, unless repugnant to the context thereof, be deemed to include its successors and permitted assigns) of the ONE PART;

AND

ICICI LIMITED, a public limited company incorporated under the Companies Act, 1913 and having its registered office at ICICI Towers, Bandra-Kurla Complex, Mumbai 400 051 (hereinafter referred to as "ICICI", which expression shall, unless repugnant to the context thereof, be deemed to include its successors and assigns) of the OTHER PART.

The SELLER and ICICI are hereinafter collectively referred to as the "Parties" and individually as a "PARTY")

WHEREAS:

A. The SELLER is desirous of selling 1,791,385 number of equity shares (the "Shares") of Wipro Net and ICICI has agreed to purchase the Shares at a purchase price of Rs 555.0 per Share.

B. The SELLER has agreed to provide a put option to ICICI to sell up to 1,791,385 numbers of the Shares to the SELLER or its nominee at the Put Option Strike Price.

C. ICICI has agreed to provide to the SELLER or its nominee a call option to buy the Shares at the Call Option Strike Price.


NOW THEREFORE, the Parties hereto hereby agree as follows:

1.    DEFINITIONS

1.1   Definitions

      The capitalised terms used in this Agreement shall have the following meanings:

      "BUSINESS DAY" means a day which is neither a Saturday, Sunday or a bank holiday in Bangalore, India;

      "CONSIDERATION" shall have the meaning set forth in Section 3:1 hereof;

      "PROMOTER" means any person who currently holds either directly or through investment companies controlled by him, the majority in the paid up equity share capital of the SELLER;

      "WIPRO NET" means WIPRO NET LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at 10th Floor, Du Parc Trinity, 17, M.G. Road, Bangalore 560 001;

      "CALL OPTION" shall have the meaning ascribed thereto in the Option Agreement;

      "CALL OPTION STRIKE PRICE" means the price per share so as to yield a return to ICICI of 15.0% per annum compounded quarterly on the purchase price of Rs. 555.0 per share;

      "EVENT OF DEFAULT" means any of the following events

      (i) the Promoter's shareholding in the SELLER falls below 51% of the outstanding share capital

      (ii)   the SELLER's shareholding in Wipro Net falls below 26%

      (iii) if the SELLER or Wipro Net has voluntarily initiated bankruptcy or insolvency proceedings against itself in a court of law or with any appropriate authority

      (iv) if any bankruptcy or insolvency proceedings has been initiated against the SELLER or Wipro Net by any third party and continues for a period beyond three month from the date of such proceedings being admitted into a court of law or any other appropriate authority.

      (v) the SELLER or Wipro Net is unable to pay its debts within the meaning of Section 434 of the Companies Act, 1956 or has filed a petition for insolvency;

      (vi) any special resolution is passed resolving that the SELLER or Wipro Net be wound up voluntarily;

      (vii) the SELLER or Wipro Net is amalgamated with any other body corporate or any other body corporate or each with the other is amalgamated with the SELLER or Wipro Net without the prior permission of ICICI;

      (viii) any petition for winding up of the SELLER or Wipro Net is filed in any competent Court for winding up of the SELLER or Wipro Net and such petition has not been stayed or dismissed within a period of 3 months after the same has been filed,

      (ix) the Seller or Wipro Net is prevented by any competent regulatory agency from carrying on the Information Technology and Internet Service Provider business, respectively;

      (x)    failure of the SELLER to honour the Put Obligation

      (xi) the equity shares of the SELLER are delisted from the Bombay Stock Exchange and the National Stock Exchange

      "LIEN" means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, or a contract to give or refrain from giving any of the foregoing, including any restriction imposed under applicable law or contract on the transferability of the Shares;

      "OPTION AGREEMENT" means the Option Agreement dated December 1999, entered into between the SELLER and ICICI;

      "PERSON" means any natural person, limited or unlimited liability company, corporation, partnership (whether limited or unlimited), proprietorship, Hindu undivided family, trust, union, association, government or any agency or political subdivision thereof or any other entity that may be treated as a person under applicable law;

      "PUT OBLIGATION" shall mean all the obligations and liabilities of the Company under the Option Agreement;

      "PUT OPTION" shall have the meaning ascribed thereto in the Option
      Agreement

      "PUT OPTION STRIKE PRICE" means price per share so as to yield a return to ICICI of 13.75% per annum compounded quarterly on the purchase price of Rs. 555.0 per share;

1.2   INTERPRETATION

      Unless the context of this Agreement otherwise requires:

      (a)    words of any gender are deemed to include each other gender;

      (b) words using the singular or plural number also include the plural or singular number, respectively;

      (c) the terms "hereof", "herein", "hereby", "hereto", and derivative or similar words refer to this entire Agreement;

      (d) the term "Section" refers to the specified Section of this Agreement; and

      (e) heading and bold typeface are only for convenience and shall be ignored for the purposes of interpretation.

2.    SALE OF THE SHARES

      Subject to the terms and conditions of this Agreement, and in consideration for the payment of the Consideration, the SELLER shall sell and transfer to ICICI, and ICICI shall purchase such shares from the SELLER.

3.    CONSIDERATION

3.1   AMOUNT OF CONSIDERATION

      The consideration for the purchase of the Shares shall be Rupees 555.0 for each Share constituting an aggregate consideration of Rupees. 99,42,18,675.00 (the "CONSIDERATION") for all the Shares.

4.1   SPECIAL CONDITIONS

      The sale and transfer of the Shares in accordance with this Agreement shall be subject to the following conditions:

      (i) The SELLER shall provide to ICICI an option to sell upto 1,791,385 numbers of the Shares to the SELLER at the Put Option Strike Price (as defined in the Option Agreement dated December 1999, entered into between ICICI and the SELLER),

      (ii) The Put Obligation (as defined in the Option Agreement) shall be secured by pledge of shares of the SELLER by the Promoter so that the collateral value is at least twice the Put Obligation. The collateral value shall be arrived at by multiplying the number of shares of the SELLER pledged with ICICI with the last six months average closing price of the shares of the SELLER on the Bombay Stock Exchange. In the event that the collateral value falls below
             1.5 times the Put Obligation, the Promoter shall pledge such additional shares of the SELLER as required to restore the collateral value to two times the Put Obligation. In the event that the Collateral Value exceeds 2.5 times the Put Obligation, ICICI will release such shares from the pledge as may be required to restore the collateral value to twice the Put Obligation. In consideration of the SELLER providing the Put Option to ICICI, any dividends that may be paid by Wipro Net in respect of the Shares shall be paid on to the SELLER;

      (iii) ICICI shall provide to the SELLER or its nominee a call option on all the Shares, which call option may be exercised in the form and manner described in the Option Agreement;

      (iv) The Parties shall undertake to maintain the confidentiality of the purchase price of the Shares throughout the tenure of the Option Agreement.

4.2   FAILURE TO COMPLY WITH CONDITIONS

      In the event that the conditions set forth in Section 4.1 hereof are not satisfied on or before January 31, 2000, this Agreement shall lapse and no party shall have any claim against the other under this Agreement.

5.    REPRESENTATIONS AND WARRANTIES

5.1   REPRESENTATIONS AND WARRANTIES OF THE SELLER

      The SELLER hereby represents and warrants to ICICI as follows:

(i) the SELLER is a limited liability company duly organised, validly existing, and in good standing under the laws of India and is duly qualified and licensed to do business in each jurisdiction in which the character of its properties or the nature of its activities requires such qualifications;

(ii) the SELLER has full corporate power and authority to enter into this Agreement and to take any action and execute any documents required by the terms hereof; and that this Agreement, entered into, have been be duly authorised by all necessary corporate proceedings, have been duly and validly executed and delivered by the SELLER, and, assuming due authorisation, execution and delivery by the ICICI, is a legal, valid, and binding obligation of the SELLER, enforceable in accordance with the terms hereof; and that the executants of this Agreement on behalf of the SELLER have been duly empowered and authorised to execute this AGREEMENT and to perform all its obligations in accordance with the terms herein;

(iii) no Consent, approval, Authorisation, order, registration or qualification of, or with, any court or regulatory authority or other governmental body having jurisdiction over the SELLER, the absence of which would adversely affect the legal and valid execution, delivery and performance by the SELLER of this Agreement or the documents and instruments contemplated hereby or the taking by the SELLER of any actions contemplated herein, is required;

(iv) neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement, conflict with or result in a breach of or a default under any of the terms, conditions or provisions of any legal restriction (including, without limitation, any judgement, order, injunction, decree or ruling of any court or governmental authority, or any federal, state, local or other law, statute, rule or regulation) or any covenant or agreement or instrument to which the SELLER is now a party, or by which the SELLER or any of the SELLER's property is bound, nor does such execution, delivery, consummation or compliance violate or result in the violation of the SELLER's Certificate of Incorporation, Memorandum and Articles of Association;

(v) the SELLER has the legal capacity to enter into and perform this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the SELLER enforceable against the SELLER in accordance with its terms;

(vi) all the Shares are legally owned by the SELLER free from all Liens, and the SELLER is entitled to sell and transfer to ICICI the ownership of the Shares in accordance with the terms of this Agreement; and

(vii) the SELLER has not entered into any agreement or arrangement to sell, transfer, assign, create a Lien or otherwise dispose of the Shares to any Person other than in accordance with this Agreement.

5.2   REPRESENTATIONS AND WARRANTIES OF ICICI

      ICICI hereby represents and warrants to the SELLER as follows:

      (i) it is duly organised and validly existing under the laws of India, and has full power and authority to enter into this Agreement and to perform its obligations under the Agreement; and

      (ii) the execution and delivery of this Agreement and the performance by it of its obligations under this Agreement has been duly and validly authorised by all necessary corporate action on the part of it. This Agreement constitutes a legal, valid and binding obligation of ICICI enforceable against it in accordance with its terms.

      (a) This Agreement shall be specifically enforceable at the instance of either Party.

      (b) In the case of any time, period or date referred to in any provision of this Agreement, time shall be of the essence.

      (c) Notices, demands of other communication required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid post with recorded delivery, or by telex or legible telefax addressed to the intended recipient at its address set forth below, or to such other address or telex or telefax number as either Party may from time to time duly notify to the others:

                If to the SELLER:

                     Wipro Limited
                     10th Floor, Du Parc Trinity
                     17, M.G. Road
                     Bangalore 560 001

                     Fax:    (91-80-5596752)
                     Attention:  Corporate Executive Vice President - Finance

                If to ICICI:

                     ICICI Limited
                     2nd Floor, East Wing
                     Raheja Towers
                     26-27, M.G. Road
                     Bangalore 560 001

                     Fax:    (91-08-5588556)
                     Attention: Zonal Manager

             Any such notice, demand or communication shall, unless the contrary is proved, be deemed to have been duly served at the time of delivery in the case of service by delivery in person or by post, and at the time of despatch in the case of service by telex or telefax.

      (d) All expenses, charges and duties and other costs associated with purchase of the Shares shall be borne by the SELLER. The SELLER shall bear all stamp duty payable in connection with this Agreement and the purchase of the Shares by ICICI.

      (e) No rights or liabilities under this Agreement shall be assigned by any of the Parties hereto without the prior written consent of the other Party.

      (f) This Agreement supersedes all prior discussions and agreements (whether oral or written, including all correspondence) if any, between the Parties with respect to the subject matter of this Agreement, and this Agreement contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

      (g) Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

      9.     ARBITRATION

      Any and all differences, disputes or questions arising out of or under or incidental to this agreement shall be resolved by recourses to arbitration to be conducted by a panel of three arbitrators, one of whom would be appointed by ICICI, one by Wipro and the third by the two arbitrators so appointed and shall be conducted in accordance with the Arbitration Act, 1966. The venue of arbitration shall be Bangalore and the Arbitration Award shall be final and binding on the parties.

      IN WITNESS WHEREOF, the parties have entered in Agreement the day and year first above written:

WIPRO LIMITED                                   [GRAPHIC OF WIPRO LIMITED
                                                 CORPORATE SEAL OMITTED]
By: /s/

Name: S.C. Senapaty

Title:     Corporate Executive Vice President - Finance



ICICI LIMITED:

By: /s/ [illegible]

Name:

Title: